Exhibit 99.1

ST. BERNARD SOFTWARE ANNOUNCES GROWTH IN CASH FLOW FROM OPERATIONS
AND ITS FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2010

SAN DIEGO, CA, May 5, 2010 -- St. Bernard Software, Inc. (OTC BB:SBSW.OB - News), a leader in Web security appliances, today announced unaudited financial results for its first quarter ended March 31, 2010.

First Quarter 2010 Financial Highlights:

•	Cash and cash equivalents increased to $2.8 million as of March 31, 2010 from $2.5 million as of December 31, 2009 and $930,000 as of March 31, 2009

•	Generated positive cash flow of $332,000 for Q1 2010 compared to $1.1 million negative cash flow for the same period in 2009, an increase of 130% vs. Q1 2009

•	Cash flow provided by operating activities increased $936,000 to $273,000, an increase of 141% for the current quarter

•	Q1 2010 general and administrative expenses decreased $209,000 from Q1 2009 or 18%

•	Q1 2010 operating expenses decreased $499,000 from Q1 2009 or 13%

•	Net loss of $149,000 as of March 31, 2010, compared to a net loss of $633,000 for the same period in 2009

“The first quarter met our operational expectations”, said Lou Ryan, CEO of St. Bernard Software.  “In addition to exiting the quarter with greater overall financial strength, we were able to increase our development efforts through a more efficient cost structure compared to 2009 which will help as we execute on our broader product roadmap throughout 2010.”

Financial Results

St. Bernard reported revenues of $4.4 million for the three months ended March 31, 2010 compared to revenues of $4.4 million for the same period in 2009; operating expenses of $3.5 million and $4.0 million for the periods ended March 31, 2010 and 2009, respectively, representing a decrease of approximately $499,000, or 13%, quarter over prior year quarter; and a net loss for the three months ended March 31, 2010 of $149,000, compared to a net loss of $633,000 for the same period in 2009.

The Company ended the first quarter of 2010 with cash and cash equivalents of $2.8 million compared to $2.5 million at December 31, 2009 and $930,000 at March 31, 2009. Cash provided by operations increased $936,000 to $273,000 for the three months ended March 31, 2010 compared to cash used by operations of $663,000 for the same period in 2009.  The Company achieved positive cash flow for the fourth straight quarter in Q1 2010.

During the first quarter of 2010, the Company successfully negotiated with Silicon Valley Bank (“SVB”) to enter into a sixth amendment to its Loan and Security Agreement, which was originally executed on May 11, 2007.  Pursuant to the terms of the amendment, SVB extended the maturity date to May 2011, increased the available line, and reduced the interest rate.  As of March 31, 2010 the balance outstanding under the line was $1.6 million compared to $1.5 million at December 31, 2009 and $1.4 million at March 31, 2009.

Sales and marketing expense consists primarily of salaries, related benefits, commissions, consultant fees, advertising, lead generation and other costs associated with our sales and marketing efforts. For the three months ended March 31, 2010 sales and marketing expense increased 4.2%, or approximately $70,000, over the same period in 2009.

Research and development expense consists primarily of salaries, related benefits, third-party consultant fees and other engineering related costs.  Research and development expenses were $788,000 in Q1 2010, which is down from $1.1 million in Q1 2009 resulting in a 31% decrease quarter over prior year quarter. The decrease was primarily the result of a net decrease in compensation costs.  During 2009, after making the decision to move research and development in-house, the Company modified its consulting agreement with Softworks Group Pty Ltd.  The transition from outside consulting to in-house occurred during the latter half of 2009 and into 2010, resulting in a significant decrease in consulting expenses. Management believes that significant investments in research and development is required to remain competitive, and as such, expects research and development expenses to increase in order to extend the core functionality and features within our products.

General and administrative expenses were $985,000 and $1.2 million for the three months ended March 31, 2010 and 2009, respectively, a $209,000 or 18%, decrease year over prior year. The decreases were primarily a result of the reduction in compensation, consulting, and stock-based compensation expenses. The company’s current corporate facility lease expires at the end of 2010.  Management is currently exploring alternate office space and expects rent expense to decrease significantly beginning January 2011.

Business Outlook

Mr. Ryan added, “We plan to continue to build on our experience leading the industry with our lower Total Cost of Ownership (“TCO”) web security solution as we move through 2010.  New customers that joined St. Bernard in the first quarter, many of whom abandoned their older more costly software-only solutions, confirmed that operational efficiency in IT will continue to be a driving force throughout the year.  We remain optimistic that our position will be reinforced with this trend as the economy rebuilds and as we deliver on our roadmap throughout the year. Our customers will benefit not only from reduced TCO, but also reduced total cost of IT security acquisition and deployment.”

Important Dates

St. Bernard filed its 2010 Proxy on April 30, 2010. It can be viewed / downloaded on http://www.sec.gov/Archives/edgar/data/1288496/000119312510101494/0001193125-10-101494-index.htm.

The Company will hold its 2010 Annual Meeting of Stockholders on Tuesday, June 15, 2010 at 9:00 a.m. local time at 15015 Avenue of Science, San Diego, CA 92128. Meeting objectives include:

1. Elect three directors to hold office until the 2011 Annual Meeting of Stockholders.

2. Approve an amendment to the Company’s 2005 Stock Option Plan to authorize the issuance of an additional 900,000 shares of common stock under such plan.

3. Ratify the selection by the Audit Committee of the Board of Directors of Squar, Milner, Peterson, Miranda & Williamson, LLP as independent auditors of the Company for its fiscal year ending December 31, 2010.

4. Conduct any other business properly brought before the meeting.

These items are described in greater detail in the proxy statement.

The record date for the 2010 Annual Meeting is April 23, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

About St. Bernard

St. Bernard Software develops and markets Internet security appliances and services that empower IT professionals to effectively, efficiently and intelligently manage their enterprise's Internet-based resources. Incorporated in 1986, the Company has evolved to become a well recognized leader in the SWG market and now recognized for delivering one of the leading Web filtering and security appliances, iPrism®. With millions of end users worldwide in approximately 6,000 enterprises, educational institutions, small and medium businesses, and government agencies, St. Bernard strives to deliver simple, high performance solutions that offer excellent value to our customers. Based in San Diego, California, St. Bernard (OTCBB: SBSW) markets its solutions through a network of value added resellers, distributors, system integrators, OEM partners and directly to end users. For more information about St. Bernard Software, visit www.stbernard.com.

©2010 St. Bernard Software, Inc. All rights reserved. The St. Bernard Software logo, LivePrism, iPrism, and iGuard are trademarks of St. Bernard Software, Inc. All other trademarks and registered trademarks are hereby acknowledged.

Forward Looking Statement

This press release may contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, among other things, any projections of earnings, revenues (including where the underlying contract has already been signed), expenses (including statements about our expected decrease in our rent expense starting in 2011 and  research and development expenses), or other financial items; any statements of the plans, strategies, and objectives of management for future operations (including statements about our ability to execute on our broader product roadmap throughout 2010 and continue to build on our experience to lead in the industry without lower Total Cost of Ownership (“TCO”) web security solution) ); any statements concerning proposed new products, services, or developments (including the statement regarding the transitioning of the research and development in house); any statements regarding future economic conditions or performance; statements of belief (such as statements that management believes that significant investments in research and development is required to remain competitive) and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include, among other things, performance of contracts by customers and partners; employee management issues; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; our ability to maintain a lower Total Cost of Ownership; and the difficulty of keeping expense growth at modest levels while increasing revenues. These and other risks and factors that could cause events or our results to differ from those expressed or implied by such forward-looking statements are described in our most recent annual report on Form 10-K, as well as other subsequent filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements.

Contact:
St. Bernard Software

     Lorrie Hunsaker
     St. Bernard Software
     Investor and Public Relations Manager
     (858) 524-2002
     IR@stbernard.com

St. Bernard Software, Inc.

Consolidated Balance Sheets

	March 31, 2010	December 31, 2009
	(Unaudited)

Assets

Current Assets
Cash and cash equivalents	$2,786,000	$2,454,000
Accounts receivable - net of allowance for doubtful accounts of
$12,000 and $13,000 at March 31, 2010 and December 31, 2009, respectively	2,780,000	2,534,000
Inventories - net	216,000	242,000
Prepaid expenses and other current assets	322,000	335,000

Total current assets	6,104,000	5,565,000

Fixed Assets - Net	510,000	564,000

Other Assets	398,000	148,000

Goodwill	7,568,000	7,568,000
Total Assets	$14,580,000	$13,845,000

Liabilities and Stockholders’ Deficit

Current Liabilities
Short-term borrowings	$2,350,000	$2,250,000
Accounts payable	915,000	817,000
Accrued compensation	948,000	834,000
Accrued expenses and other current liabilities	748,000	597,000
Warranty liability	193,000	192,000
Current portion of capitalized lease obligations	-	22,000
Deferred revenue	10,145,000	10,209,000

Total current liabilities	15,299,000	14,921,000

Deferred Revenue	8,165,000	7,708,000
Total liabilities	23,464,000	22,629,000

Commitments and Contingencies (Note 10)

Stockholders’ Deficit
Preferred stock, $0.01 par value; 5,000,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, $0.01 par value; 50,000,000 shares authorized;
13,391,439 and 13,319,991 shares issued and outstanding at
March 31, 2010 and December 31, 2009, respectively	133,000	132,000
Additional paid-in capital	40,822,000	40,774,000
Accumulated deficit	(49,839,000)	(49,690,000)
Total stockholders’ deficit	(8,884,000)	(8,784,000)
Total Liabilities and Stockholders’ Deficit	$14,580,000	$13,845,000

	St. Bernard Software, Inc.

Unaudited Consolidated Statements of Operations

	Three months ended March 31,
	2010	2009

Revenues
Subscription	$3,496,000	$3,689,000
Appliance	883,000	754,000
License	9,000	6,000
Total Revenues	4,388,000	4,449,000

Cost of Revenues

Subscription	393,000	461,000
Appliance	600,000	536,000
License	2,000	2,000
Total Cost of Revenues	995,000	999,000

Gross Profit	3,393,000	3,450,000

Sales and marketing expenses	1,730,000	1,660,000
Research and development expenses	788,000	1,148,000
General and administrative expenses	985,000	1,194,000
Total Operating Expenses	3,503,000	4,002,000

Loss from Operations	(110,000)	(552,000)

Other Expense (Income)
Interest expense - net	41,000	92,000
Other income - net	(2,000)	(16,000)
Total Other Expense	39,000	76,000
Loss Before Income Taxes	(149,000)	(628,000)

Income tax expense	-	(5,000)
Net Loss	$(149,000)	$(633,000)
Loss Per Common Share - Basic and Diluted	$(0.01)	$(0.04)
Weighted Average Shares Outstanding - Basic and Diluted	13,388,264	14,837,699

St. Bernard Software, Inc.

Unaudited Consolidated Statements of Cash Flows

	Three months ended March 31,
	2010	2009

Cash Flows From Operating Activities
Net loss	$(149,000)	$(633,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	85,000	104,000
Allowance for doubtful accounts	(1,000)	(2,000)
Gain on change in fair value of warrant derivative liability	(2,000)	(16,000)
Stock-based compensation expense	37,000	357,000
Noncash interest expense	15,000	38,000
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(245,000)	573,000
Inventories	26,000	(73,000)
Prepaid expenses and other assets	(252,000)	(421,000)
Accounts payable	98,000	267,000
Accrued expenses and other current liabilities	153,000	30,000
Accrued compensation	114,000	(410,000)
Warranty liability	1,000	(16,000)
Deferred revenue	393,000	(461,000)
Net cash provided (used) by operating activities	273,000	(663,000)

Cash Flows From Investing Activities
Purchases of fixed assets	(31,000)	(63,000)
Net cash used by investing activities	(31,000)	(63,000)

Cash Flows From Financing Activities
Proceeds from the sales of stock under the employee stock purchase plan	12,000	9,000
Principal payments on capitalized lease obligations	(22,000)	(42,000)
Net increase (decrease) in short-term borrowings	100,000	(362,000)
Net cash (used) provided by financing activities	90,000	(395,000)
Net Increase (Decrease) in Cash and Cash Equivalents	332,000	(1,121,000)
Cash and Cash Equivalents at Beginning of Period	2,454,000	2,051,000
Cash and Cash Equivalents at End of Period	$2,786,000	$930,000